GIT Tax-Free Trust
Results of Shareholder Vote

A special meeting of the Trust's shareholders was held on July 29, 1996. The following shares were voted at the meeting:

1.  Approval of an advisory agreement with Bankers
Finance Advisors, LLC/Madison Investment Advisors, Inc.

                            Shares
                            Outstanding   For      Against  Abstain

Arizona Portfolio           907,881       596,357   38,463   19,716
Maryland Portfolio          268,539       163,845      522    8,037
Missouri Portfolio        1,099,684       665,410   65,036   24,445
Virginia Portfolio        3,031,822     1,498,903   38,351   46,335
National Portfolio        2,891,976     1,485,864   39,793   48,126
Money Market Portfolio    8,085,497     3,806,092  542,850  783,260

2.  Election of Trustees (16,285,399 shares outstanding)

                         For       Withhold Authority

Frank E. Burgess         9,184,315     687,097
James R. Imhoff, Jr.     9,196,614     674,798
Thomas S. Kleppe         9,177,995     693,417
Lorence D. Wheeler       9,199,287     672,125

3.  To ratify the selection of Ernst & Young LLP as independent auditors of the Trust for the year ending September 30, 1996
(16,285,399 shares outstanding):  For:  8,896,463
Against:  167,225  Abstain:  807,719